Exhibit 10.1
Execution Version

PUT AGREEMENT
This PUT AGREEMENT (this “Agreement”) is entered into as of April 15, 2026, by and between (i) TPG AG Credit Solutions Master Fund III A, L.P., (ii) TPG AG Credit Solutions Master Fund III B, L.P., (iii) TPG AG Main Street Partners Master Fund A, L.P.,
(iv) AG POTOMAC FUND, L.P., (v) AG Cataloochee, L.P., (vi) TPG AG CENTRE
STREET PARTNERSHIP, L.P., and (vii) TPG Hybrid Solutions Holding Vehicle I, L.P. (collectively, “TPG”), and Compass, Inc., a Delaware corporation (“Compass” and, together with TPG, collectively, the “Parties,” and each, individually, a “Party”).
WHEREAS, this Agreement is being entered into in connection with, and as a condition to, the transactions contemplated by, (i) that certain Securities Purchase Agreement, dated as of the date hereof (as amended, restated, supplemented, or otherwise modified from time to time, the “Purchase Agreement”), by and among TPG, Peerage USA Holdings LLC, a Delaware limited liability company (the “Company”), Peerage USA Co., a Delaware corporation (“NewCo”), Peerage US Corporation, a Delaware corporation (“Baker”), and each of the other Persons who become party thereto, (ii) that certain Subscription Agreement, dated as of the date hereof (as amended, restated, supplemented, or otherwise modified from time to time, the “Compass Subscription Agreement”), by and among Sotheby’s International Realty, Inc., a Michigan corporation and indirect wholly-owned subsidiary of Compass, Baker, NewCo, and the Company, and (iii) that certain First Amended and Restated Limited Liability Company Agreement of the Company, dated as of the date hereof (as amended, restated, supplemented, or otherwise modified from time to time, the “LLC Agreement”), by and among the Company, TPG, Baker, Compass and each of the other Persons who become party thereto;
WHEREAS, after giving full effect to the closing of the transactions contemplated in the Purchase Agreement and the Compass Subscription Agreement, (i) TPG holds 100% of the Senior Preferred Units (the “Senior Preferred Units”), (ii) Compass holds 51% of the Common Units, and (iii) Baker holds 49% of the Common Units and 100% of the Junior Preferred Units; and
WHEREAS, the Parties desire that TPG shall have the right but not the obligation, at any time on or after the date hereof, to require Compass to purchase all of the Subject Equity from TPG at the Sale Price determined in accordance with this Agreement, and Compass desires to grant TPG such right, on the terms and subject to the conditions set forth herein;
NOW, THEREFORE, in consideration of the mutual covenants, agreements, representations, and warranties contained herein, including the agreement of Compass to purchase and pay for the Subject Equity on the terms set forth herein, and for other good and valuable consideration, the receipt, sufficiency, and adequacy of which are hereby irrevocably acknowledged by each Party, the Parties agree as follows:

ARTICLE I DEFINITIONS
Section 1.1 Definitions. Capitalized terms used and not otherwise defined in this Agreement shall have the meanings set forth in the LLC Agreement. As used in this Agreement, the following terms shall have the following meanings:
“Put Notice” means a written notice from TPG to Compass exercising TPG’s Put Right and specifying the “Closing Date” (which date shall be no earlier than ninety (90) days after the date of delivery of such notice). For the avoidance of doubt, TPG may issue any Put Notice subject to, and conditioned on, such conditions as TPG may determine in its sole discretion, and TPG may withdraw or amend any Put Notice (including modifying or removing any such conditions) by written notice to Compass at any time prior to the Closing Date (as defined below) specified in such Put Notice.
“Sale Price” has the meaning set forth in Exhibit A hereto.
“Subject Equity” means the Senior Preferred Units, and any equity interests or other equity securities of any Person issued upon the conversion, exchange, replacement, recapitalization or reclassification thereof. If at any time no such securities are issued and outstanding, the “Subject Equity” shall instead refer to the securities that most recently constituted Subject Equity immediately prior to their conversion, exchange, cancellation, or other termination.
ARTICLE II PUT RIGHT
Section 2.1    Put Right.
(a)    Following delivery of a Put Notice to Compass at any time on or after the date hereof, Compass shall, and shall cause its Affiliates to, on the Closing Date, indefeasibly pay an amount in cash equal to the Sale Price, without any withholding, deduction, setoff, recoupment, or counterclaim, to TPG by wire transfer of immediately available funds to one or more accounts designated in writing by TPG, and TPG shall, upon receipt of such payment, assign to Compass all of its rights, title and interest in and to the Subject Equity (the “Put Right”). TPG shall have no obligation to exercise the Put Right, and the decision of whether and when to exercise the Put Right shall be in TPG’s sole and absolute discretion. Compass shall have no right to require TPG to exercise the Put Right, or to accelerate, defer, or otherwise influence the timing of TPG’s exercise of the Put Right. For the avoidance of doubt, TPG may deliver multiple Put Notices (and withdraw or amend any previously delivered Put Notice) without limitation.
(b)    No later than ten (10) Business Days prior to the Closing Date, TPG shall provide its determination of the Sale Price to Compass and after such date but prior to the Closing Date TPG shall consult with Compass regarding any manifest error identified by Compass in the calculation thereof. If Compass reasonably disputes TPG’s determination of the Sale Price and the Parties are unable to resolve such dispute within 5 Business Days, the Parties shall submit to alternative dispute resolution as provided herein.

(c)    For the avoidance of doubt, there shall be no conditions to Compass’s obligation to indefeasibly pay the Sale Price in full in cash, and, for greater certainty, such obligation shall not be subject to or conditioned upon (i) the financial condition, results of operations, or prospects of the Company or any of its subsidiaries, (ii) the availability or sufficiency of financing, (iii) any change in the value of the Subject Equity or any other equity of the Company, (iv) any action or inaction by Baker or the Company, (v) any claim, defense, right of setoff, or counterclaim that Compass may have or claim to have against TPG, Baker, the Company, or any other Person (whether arising under this Agreement, the LLC Agreement, or otherwise), or (vi) any bankruptcy, insolvency, dissolution, winding up, receivership, or similar proceeding involving Baker, the Company, or any of their respective subsidiaries or Affiliates. Compass’s obligation to pay the Sale Price hereunder is an independent, absolute, and unconditional payment obligation that shall not be affected, modified, or impaired by any circumstance whatsoever, except for an order of a court of competent jurisdiction in a final non-appealable judgment that expressly prohibits the payment of the Sale Price (which judgment or order was not sought, procured, encouraged, supported, or otherwise caused, directly or indirectly, by Compass or any of its Affiliates), in which case Compass’s obligation to make such payment shall be deferred (and not waived or extinguished) for so long as, and only for so long as, such prohibition remains in effect. Compass shall, and shall cause its Affiliates to, use best efforts to contest, vacate, or limit the scope of any such order or judgment, and shall promptly make such payment upon the earliest time at which such prohibition is lifted or no longer applicable.
(d)    The Parties acknowledge that the Put Right is a fundamental inducement to TPG’s investment in the Company, and Compass’s failure to indefeasibly pay the Sale Price in full in cash would cause TPG damages that are difficult to calculate.
ARTICLE III CLOSING
Section 3.1 Closing. The closing of the transactions contemplated pursuant to this Agreement (the “Closing”) shall take place on the Closing Date, at the offices of Akin Gump Strauss Hauer & Feld LLP, One Bryant Park, New York, New York 10036, or at such other place or by such other means (including by electronic exchange of documents) as the Parties may mutually agree.
Section 3.2 Deliveries by TPG at Closing. At the Closing, TPG shall deliver or cause to be delivered to Compass:
(a)    duly executed instruments of transfer in respect of the Subject Equity in form and substance reasonably satisfactory to Compass, transferring all of TPG’s right, title, and interest in and to the Subject Equity then held by it to Compass, free and clear of all Liens (other than restrictions under applicable securities laws, restrictions set forth in the LLC Agreement, and Liens created by Compass), and any other documents, instruments, and certificates as Compass may reasonably request to consummate the transactions contemplated hereby;

(b)    a certificate of an authorized representative of TPG, dated as of the Closing Date, certifying that (i) each of the representations and warranties of TPG set forth in Section 4.1 is true and correct in all material respects as of the Closing Date with the same force and effect as if made on and as of the Closing Date (except for representations and warranties that are made as of a specific date, which shall be true and correct in all material respects as of such date), (ii) TPG has performed and complied in all material respects with all covenants and agreements required to be performed or complied with by TPG under this Agreement on or prior to the Closing Date, and (iii) no event has occurred and no condition exists that would make any representation or warranty of TPG untrue or incorrect in any material respect if such representation or warranty were made on and as of the Closing Date (except for representations and warranties that are made as of a specific date, which shall be true and correct in all material respects as of such date); and
(c)    evidence of TPG’s due authorization of this Agreement and the transactions contemplated hereby.
Section 3.3    Deliveries by Compass at Closing. At the Closing, Compass shall, and shall cause its Affiliates to, deliver or cause to be delivered to TPG each of the following:
(a)    the Sale Price in cash in immediately available funds by wire transfer to one or more accounts designated in writing by TPG on the Closing Date;
(b)    such other documents, instruments, and certificates as TPG may reasonably request to consummate the transactions contemplated hereby;
(c)    a certificate of an authorized officer of Compass, dated as of the Closing Date, certifying that (i) each of the representations and warranties of Compass set forth in Section 4.2 is true and correct in all material respects as of the Closing Date with the same force and effect as if made on and as of the Closing Date (except for representations and warranties that are made as of a specific date, which shall be true and correct in all material respects as of such date), (ii) Compass has performed and complied in all material respects with all covenants and agreements required to be performed or complied with by Compass under this Agreement on or prior to the Closing Date, and (iii) no event has occurred and no condition exists that would make any representation or warranty of Compass untrue or incorrect in any material respect if such representation or warranty were made on and as of the Closing Date (except for representations and warranties that are made as of a specific date, which shall be true and correct in all material respects as of such date);
(d)    evidence of Compass’s due authorization of this Agreement and the transactions contemplated hereby;
(e)    an executed joinder agreement or other instrument, in form and substance reasonably satisfactory to TPG and Baker, evidencing Compass’s admission as a Member of the Company (or its designee’s admission) with respect to any Subject Equity transferred at the Closing, in accordance with the requirements of the LLC Agreement;
(f)    evidence, in form and substance reasonably satisfactory to TPG, that all consents, approvals, and waivers required under the LLC Agreement, applicable securities laws, and any other applicable agreement or law for the Transfer of the applicable Subject Equity to Compass have been obtained, including any required consent of the Board of Managers of the Company if required; and
(g)    such KYC, AML, and other regulatory documentation as TPG or the Company may reasonably require in connection with the Transfer of the Subject Equity.
Section 3.4 Advance Deliveries. No later than five (5) Business Days prior to the Closing Date, Compass shall, and shall cause its Affiliates to, deliver to TPG (or TPG’s counsel) duly executed originals of each of the following documents (collectively, the “Advance Deliveries”): (a) an executed counterpart signature page to the instrument of transfer contemplated by Section 3.2, to be held in escrow by TPG’s counsel and released at the Closing; and (b) an executed joinder agreement or other instrument contemplated by Section 3.3(e).
Section 3.5 Cooperation. Each Party shall use commercially reasonable efforts to cooperate in good faith with the other Party to facilitate the Closing, including providing all documentation, certifications, wire transfer instructions, and information reasonably requested by the other Party at least five (5) Business Days prior to the Closing Date. Without limiting the foregoing, each Party shall use commercially reasonable efforts to obtain all consents and approvals required for the Transfer of any Subject Equity, and promptly notify the other Party of any event or circumstance that would reasonably be expected to prevent, delay, or impair the consummation of the transactions contemplated by this Agreement.
ARTICLE IV REPRESENTATIONS AND WARRANTIES
Section 4.1    Representations and Warranties of TPG. TPG hereby represents and warrants to Compass, as of the date hereof as follows:
(a)    Organization and Authority. TPG is duly organized, validly existing, and in good standing under the laws of its jurisdiction of organization. TPG has full power and authority to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement by TPG and the consummation by TPG of the transactions contemplated hereby have been duly authorized by all necessary action on the part of TPG.
(b)    Binding Agreement. This Agreement has been duly executed and delivered by TPG and constitutes a legal, valid, and binding obligation of TPG, enforceable against TPG in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting creditors’ rights generally and by general equitable principles.
(c)    No Conflicts. The execution, delivery, and performance by TPG of this Agreement and the consummation by TPG of the transactions contemplated hereby do not and will not conflict with or violate the organizational documents of TPG or conflict with or violate any law, rule, regulation, order, judgment, or decree applicable to TPG. TPG is not a party to any agreement that would be violated or breached by the performance of this Agreement.
(d)    SEC Compliance. The execution, delivery, and performance of this Agreement by TPG do not require any filing with, or approval, authorization, consent, license, order, registration, qualification, or decree of, any Governmental Authority or any equityholder of TPG (other than filings with the Securities and Exchange Commission that may be required to be made after the date hereof by TPG or any of its Affiliates, which TPG or such Affiliates shall make in a timely manner in compliance with the Securities Exchange Act of 1934, as amended, and subject to Section 7.13 hereof). No vote, consent, or approval of the equityholders of TPG is required under applicable law, the rules of any stock exchange on which TPG’s securities are listed, or TPG’s organizational documents for TPG to execute, deliver, and perform this Agreement.
Section 4.2    Representations and Warranties of Compass. Compass hereby represents and warrants to TPG, as of the date hereof as follows:
(a)    Organization and Authority. Compass is a corporation duly organized, validly existing, and in good standing under the laws of its jurisdiction of organization. Compass has full corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder (including the payment of the Sale Price), and to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement by Compass and the consummation by Compass of the transactions contemplated hereby (including the payment of the Sale Price) have been duly authorized by all necessary corporate action on the part of Compass, including the approval of the Board of Directors of Compass. No vote or consent of the stockholders of Compass is required for Compass to execute, deliver, and perform this Agreement or to pay the Sale Price.
(b)    Binding Agreement. This Agreement has been duly executed and delivered by Compass and constitutes a legal, valid, and binding obligation of Compass, enforceable against Compass in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting creditors’ rights generally and by general equitable principles.
(c)    No Conflicts.
(i)    The execution, delivery, and performance by Compass of this Agreement and the consummation by Compass of the transactions contemplated hereby do not or violate the organizational documents of Compass, or conflict with or violate any law, rule, regulation, order, judgment, or decree applicable to Compass.
(ii)    There is no agreement, contract, commitment, order, judgment, injunction, decree, or other restriction binding on Compass or any of its Affiliates that would prohibit, restrict, impair, or delay the ability of Compass to perform its obligations under this Agreement, including the payment of the Sale Price in full in cash on the Closing Date. Compass is not a party to any agreement that would be violated or breached by the performance of this Agreement.
(iii)    Neither the execution, delivery, nor performance of this Agreement by Compass (including the payment of the Sale Price in full in cash on the Closing Date) constitutes (i) a prohibited “Restricted Payment” or “Investment” (or in either case any analogous term) under any indenture, credit agreement, loan agreement, note purchase agreement, or other debt instrument to which Compass or any of its subsidiaries is a party or by which Compass or any of its subsidiaries or any of their respective assets is bound (collectively, “Debt Instruments”), (ii) a default, event of default, or event that (with or without notice, lapse of time, or both) would constitute a default or event of default under any Debt Instrument, or (iii) a violation of any financial maintenance covenant (including any leverage ratio, interest coverage ratio, or liquidity covenant) set forth in any Debt Instrument, in each case taking into account all applicable exceptions, carve-outs, and permitted payment baskets. All consents, waivers, amendments, and approvals required from any lender, noteholder, agent, trustee, or other Person under any Debt Instrument in connection with the execution, delivery, and performance of this Agreement (including the payment of the Sale Price) have been obtained or will be obtained prior to the Closing Date, and true and correct copies of all such consents, waivers, amendments, and approvals will be delivered to TPG upon request.
(d)    Sophisticated Party; Independent Analysis. Compass is a sophisticated party with respect to the transactions contemplated hereby and has independently and without reliance upon TPG (other than the representations and warranties of TPG expressly set forth in Section 4.1), and based on such information as Compass has deemed appropriate, made its own analysis and decision to enter into this Agreement. Compass acknowledges that it has had access to and has reviewed the LLC Agreement, the Purchase Agreement and the other Transaction Documents. Compass acknowledges and agrees that (i) it has conducted its own independent review and analysis of the business, assets, condition, operations, and prospects of the Company and its subsidiaries, (ii) it has had the opportunity to ask questions of and receive answers from TPG and its representatives concerning this Agreement and the transactions contemplated hereby, and (iii) neither TPG nor any of its Affiliates, representatives, or advisors has made any representation or warranty, express or implied, to Compass regarding the Company, the Subject Equity, or the value thereof, other than the representations and warranties of TPG expressly set forth in Section 4.1.
(e)    Solvency; Financial Capacity.
(i)    Compass is solvent and does not expect to be rendered insolvent by the payment of the Sale Price on the Closing Date. (i) The fair saleable value of Compass’s assets exceeds the sum of its debts and other liabilities (including contingent liabilities), (ii) Compass is able to pay its debts and other liabilities as they become due in the ordinary course of business, and (iii) Compass does not have unreasonably small capital with which to conduct its business as presently conducted and as proposed to be conducted.
(ii)    Compass has (and expects to have) sufficient unrestricted cash and cash equivalents to pay the Sale Price in full in cash on the Closing Date and to perform all of its other obligations under this Agreement, without reliance on
(i) dividends, distributions, or other upstream payments from any subsidiary of Compass that are subject to any contractual, regulatory, or legal restriction (including any dividend restriction covenant, restricted payment covenant, or net capital requirement under any Debt Instrument or applicable law), or (ii) the proceeds of any financing that has not been fully committed, drawn, and funded as of such date. Without limiting the foregoing, neither the payment of the Sale Price nor the performance of Compass’s other obligations under this Agreement will (i) cause Compass to violate any financial maintenance covenant under any Debt Instrument,
(ii) result in a default or event of default under any Debt Instrument, or (iii) require Compass to refinance, restructure, or repay any existing indebtedness. To the extent that the payment of the Sale Price requires any upstream transfer of cash from any subsidiary of Compass, all consents, waivers, and approvals required under any Debt Instrument, organizational document, or applicable law for such upstream transfer have been or will be obtained prior to the Closing Date.
(iii)    No bankruptcy, insolvency, reorganization, receivership, or similar proceeding has been commenced by or against Compass, and no such proceeding is pending or, to the knowledge of Compass, threatened. Compass has not made an assignment for the benefit of creditors, filed a petition in bankruptcy, petitioned or applied to any tribunal for the appointment of a custodian, receiver, or any trustee, or commenced any proceeding under any bankruptcy, reorganization, arrangement, readjustment of debt, dissolution, or liquidation law of any jurisdiction. No order for relief has been entered against Compass under any bankruptcy, insolvency, or similar law.
(f)    SEC Compliance. The execution, delivery, and performance of this Agreement by Compass, and the payment of the Sale Price, do not require any filing with, or approval, authorization, consent, license, order, registration, qualification, or decree of, any Governmental Authority or any stockholder of Compass (other than filings with the Securities and Exchange Commission that may be required to be made after the date hereof by Compass or any of its Affiliates, which Compass or such Affiliates shall make in a timely manner in compliance with the Securities Exchange Act of 1934, as amended, and subject to Section 7.13 hereof). No vote, consent, or approval of the stockholders of Compass is required under applicable law, the rules of any stock exchange on which Compass’s securities are listed, or Compass’s organizational documents for Compass to execute, deliver, and perform this Agreement.
(g)    Non-Reliance on TPG Counsel. Compass acknowledges and agrees that (i) Compass has been advised to seek, and has sought, legal counsel in connection with the negotiation, execution, and delivery of this Agreement, (ii) Akin Gump Strauss Hauer & Feld LLP (“Akin”) has acted as counsel solely to TPG and has not represented Compass or any of its Affiliates in connection with this Agreement or the transactions contemplated hereby, (iii) Compass has not relied on any advice, guidance, or representation of TPG, Akin, or any other advisor to TPG in connection with the negotiation or execution of this Agreement other than the representations and warranties of TPG expressly set forth in Section 4.1, (iv) Compass has read this Agreement in its entirety, understands all of its terms and conditions, and has had the opportunity to ask questions and receive satisfactory answers concerning the terms of this Agreement, and (v) Compass is entering into this Agreement voluntarily and without duress, coercion, or undue influence of any kind. To the extent that Compass has elected to rely on the advice of its own in-house counsel rather than retaining outside counsel, Compass acknowledges that such election was made voluntarily and shall not serve as a basis for any claim that Compass was inadequately represented or did not fully understand the terms and consequences of this Agreement.
ARTICLE V COVENANTS
Section 5.1    Financial Capacity.
(a)    Compass shall, and shall cause its Affiliates to, maintain at all times from the date hereof until the Closing (or, if later, the date on which the Sale Price is indefeasibly paid in full in cash) sufficient financial capacity (including by means of access to unrestricted cash on hand, committed and available credit facilities, liquid assets, or other readily available sources of funds) to pay the Sale Price.
(b)    Upon the written request of TPG (which request may be made no more than once per calendar year), Compass shall, and shall cause its Affiliates to, within ten (10) Business Days of receipt of such request, deliver to TPG a written certification, signed by the Chief Financial Officer of Compass, certifying that Compass is in compliance with its obligations under Section 5.1(a) and setting forth in reasonable detail the unrestricted cash and cash equivalents, committed and available credit facilities, and other readily available sources of funds available to Compass to pay the Sale Price.
(c)    Compass shall not, and shall cause its Affiliates not to, without TPG’s prior written consent, (i) incur, assume, or guarantee any indebtedness, or amend, modify, or waive any provision of any Debt Instrument, in each case if such action would, or would reasonably be expected to, restrict, impair, delay, or prevent the ability of Compass to pay the Sale Price in full in cash on the Closing Date, (ii) agree to any amendment to any Debt Instrument that would impose any new or more restrictive restricted payment covenant, leverage ratio, or other financial maintenance covenant that would prohibit or restrict the payment of the Sale Price, or (iii) consent to any provision in any Debt Instrument (including any refinancing, extension, or replacement thereof) that would classify the payment of the Sale Price as a prohibited “Restricted Payment” or “Investment” (or any analogous term) thereunder. In the event that any existing or future Debt Instrument would require a consent, waiver, or approval from any lender, noteholder, agent, trustee, or other Person in order for Compass to pay the Sale Price without default, Compass shall, and shall cause its Affiliates to, obtain such consent, waiver, or approval as promptly as practicable, and in any event prior to the Closing Date.

(d)    Compass shall, and shall cause its Affiliates to, promptly (and in any event within five (5) Business Days) notify TPG in writing upon the occurrence of any event or condition that would reasonably be expected to cause Compass to be unable to comply with its obligations under Section 5.1(a). Each such notice shall include a description in reasonable detail of the matter and Compass’s assessment of the potential financial impact thereof.
Section 5.2 No Circumvention. Compass agrees that it shall not, and shall cause its Affiliates not to, directly or indirectly, take any action or fail to take any action, or enter into any transaction, arrangement, or agreement (including consenting to, or failing to consent to, any amendment, modification, or waiver of the LLC Agreement) that has the purpose or would or could reasonably be expected to have the effect of (a) circumventing, frustrating, impairing, delaying, preventing, or reducing the rights, benefits, powers, or privileges of TPG under this Agreement, (b) impairing or otherwise derogating from the obligation of Compass to indefeasibly pay the Sale Price in full in cash on the Closing Date, or (c) reducing the Sale Price. Without limiting the foregoing, Compass shall not, and shall cause its Affiliates not to, (i) make any voluntary filing or petition under any bankruptcy, insolvency, or similar law, (ii) consent to the entry of an order for relief in an involuntary case under any such law, (iii) consent to the appointment of a receiver, trustee, or similar official for Compass or any substantial part of its assets, or (iv) take any action designed or intended to impair the enforceability of this Agreement or TPG’s remedies hereunder.
Section 5.3    LLCA-Dependent Calculations.
(a)    Notwithstanding anything to the contrary herein or in the LLC Agreement, no amendment, modification, restatement, supplement, or waiver of the LLC Agreement (or any provision thereof) that would, directly or indirectly, (i) reduce, limit, or adversely affect the calculation of the Sale Price, (ii) modify, amend, or eliminate any Distribution contemplated by Section 4.1 of the LLC Agreement as in effect on the date hereof, (iii) amend, modify, or redefine any defined term used, directly or indirectly, in the calculation of the Sale Price (including “Distribution,” “Excluded Amounts,” “Senior Preference Accrual,” “Capital Contributions,” or any component definition thereof),
(iv) add, modify, or eliminate any condition to the distribution obligations set forth in the LLC Agreement that would reduce the amounts distributable to holders of Subject Equity, or (v) otherwise impair TPG’s rights or increase TPG’s obligations under this Agreement, shall be effective for purposes of this Agreement without TPG’s prior written consent (which consent may be withheld in TPG’s sole and absolute discretion). Any purported amendment, modification, or waiver in violation of this Section 5.3(a) shall be void and of no effect for purposes of this Agreement.
(b)    For the avoidance of doubt, all references in this Agreement to specific sections of the LLC Agreement (including Section 4.1 thereof) shall be deemed to refer to the substantive content of such sections as in effect on the date hereof, and if any such section is renumbered, moved, or reorganized pursuant to any amendment or restatement of the LLC Agreement, the references herein shall be deemed to refer to the successor provisions containing substantially the same substantive content.

(c)    Each Party shall cause the Company (to the extent within its power or control as a Member) to maintain accurate books and records sufficient to enable the Parties to calculate the Sale Price at any time, and to provide the Parties (or their designated representatives) with reasonable access to such books and records upon request.
Section 5.4 Junior Preferred Units. Nothing in this Agreement shall prohibit Compass from purchasing all or any portion of the Junior Preferred Units (as defined in the LLC Agreement) at any time prior to the Closing, subject to the terms and conditions of the LLC Agreement; provided, however, that any such purchase shall not reduce, offset, or otherwise affect the Sale Price or Compass’s obligation to pay the Sale Price in full in cash on the Closing Date.
Section 5.5    Indemnification.
(a)    Indemnification by Compass. Compass shall indemnify, defend, and hold harmless TPG and its Affiliates and their respective directors, officers, employees, agents, and representatives (collectively, the “TPG Indemnified Parties”) from and against any and all losses, damages, liabilities, costs, and expenses (including reasonable and documented attorneys’ fees and disbursements) (collectively, “Losses”) arising out of, relating to, or resulting from (i) any breach or inaccuracy of any representation or warranty of Compass set forth in this Agreement or in any certificate delivered by Compass and its Affiliates pursuant to this Agreement (including any failure of such representation or warranty to be true and correct as of the Closing Date as required by Section 3.3(c)), (ii) any breach of any covenant or agreement of Compass set forth in this Agreement (including Sections 5.1 and 5.2), (iii) any action or omission by Compass or any of its Affiliates that impairs, delays, or prevents TPG’s receipt of the Sale Price in full in cash on the Closing Date, or (iv) any fraud or willful misconduct by Compass.
(b)    Indemnification by TPG. TPG shall indemnify, defend, and hold harmless Compass and its Affiliates and their respective directors, officers, employees, agents, and representatives (collectively, the “Compass Indemnified Parties”) from and against any and all Losses arising out of, relating to, or resulting from (i) any breach or inaccuracy of any representation or warranty of TPG set forth in this Agreement or in any certificate delivered by TPG pursuant to this Agreement (including any failure of such representation or warranty to be true and correct as of the Closing Date as required by Section 3.2(b)), (ii) any breach of any covenant or agreement of TPG set forth in this Agreement, or (iii) any fraud or willful misconduct by TPG.
(c)    Indemnification Procedures. Any TPG Indemnified Party or Compass Indemnified Party seeking indemnification hereunder (an “Indemnified Party”) shall promptly notify the indemnifying Party (the “Indemnifying Party”) in writing of any claim or demand for which indemnification is sought; provided, however, that the failure to give such notice shall not relieve the Indemnifying Party of its obligations hereunder except to the extent (and only to the extent) that the Indemnifying Party is actually prejudiced thereby. The Indemnifying Party shall have the right to assume the defense of any third-party claim, at its sole cost and expense, with counsel reasonably satisfactory to the Indemnified Party; provided, however, that the Indemnified Party shall have the right to retain its own counsel at the Indemnifying Party’s expense if the Indemnified Party reasonably determines that a conflict of interest exists.
(d)    Survival of Representations, Warranties, and Covenants. The representations and warranties of the Parties set forth in Article IV shall survive the Closing (or, if earlier, any termination of this Agreement) for a period of eighteen (18) months following the Closing Date; provided, however, that the representations and warranties set forth in Sections 4.1(a), 4.1(b), 4.1(c), 4.2(a), 4.2(b), 4.2(c), 4.2(d), 4.2(e), and 4.2(g) shall survive the Closing for a period of four (4) years following the Closing Date. The covenants and agreements of the Parties set forth in this Agreement shall survive the Closing in accordance with their respective terms. No claim for indemnification under this Section 5.5 with respect to any representation or warranty may be brought after the expiration of the applicable survival period, except that any claim for which written notice has been duly given to the Indemnifying Party prior to the expiration of such survival period shall survive until final resolution thereof. Notwithstanding the foregoing, the liability of any Party for fraud or willful breach shall survive indefinitely and shall not be subject to any limitation set forth in this Section 5.5(d).
(e)    Limitations. The aggregate liability of each Party under Section 5.5(a)(i) or Section 5.5(b)(i), as applicable, shall not exceed the Sale Price; provided, however, that such limitation shall not apply to any costs of enforcement incurred by TPG to collect the Sale Price following a breach, default, or failure under this Agreement, or Losses arising from fraud or willful misconduct.
ARTICLE VI TERMINATION
Section 6.1 Termination. This Agreement may be terminated at any time prior to the Closing Date only:
(a)    by the mutual written consent of TPG and Compass; or
(b)    upon the redemption of the Subject Equity in full in cash pursuant to and in accordance with the LLC Agreement (whether pursuant to an Optional Redemption or a Mandatory Redemption or otherwise) at the applicable Senior Redemption Price.
Section 6.2 Effect of Termination. In the event of termination of this Agreement pursuant to Section 6.1, this Agreement shall become void and of no further force or effect, without any liability on the part of any Party, except that (a) the provisions of this Section 6.2, Article V (solely with respect to Section 5.5), and Article VII shall survive any such termination, and (b) nothing herein shall relieve any Party from liability for any willful breach of this Agreement prior to such termination. This Agreement shall survive the liquidation, dissolution, or winding up of Compass and the Company or any Change of Control (as defined below) of Compass and the Company and shall not be affected by any merger, consolidation, reorganization, or other business combination involving Compass, the Company, Baker, or any of their respective subsidiaries or Affiliates.

ARTICLE VII MISCELLANEOUS
Section 7.1 Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given or made when (i) delivered personally to the recipient,
(ii) telecopied or sent via electronic mail to the recipient (with hard copy sent to the recipient by reputable overnight courier service (charges prepaid) that same day) if telecopied or sent via electronic mail before 5:00 p.m. New York, New York time on a Business Day, and otherwise on the next Business Day, or (iii) one (1) Business Day after being sent to the recipient by reputable overnight courier service (charges prepaid). Such notices, demands and other communications shall be sent:
if to TPG:
c/o TPG Angelo Gordon 245 Park Avenue
New York, NY 10167 Attention: Joseph Lenz Email: jlenz@tpg.com with a copy (which shall not constitute notice) to: Akin Gump Strauss Hauer & Feld LLP
One Bryant Park
New York, NY 10036 Attention: Ryan Cox; Jon Boben
Email: rcox@akingump.com; jboben@akingump.com if to Compass:
Compass, Inc.
110 Fifth Avenue, 4th Floor New York, New York 10011
Attention: Ethan Glass, Chief Legal Officer Email: legalteam@compass.com
Section 7.2 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. All claims shall be resolved in accordance with Section 7.3.
Section 7.3 Consent to Arbitration. Any dispute, controversy, or claim arising out of or relating to this Agreement, or the breach, termination, enforcement, interpretation, or validity hereof, shall be finally resolved by binding arbitration administered by JAMS pursuant to its Comprehensive Arbitration Rules and Procedures then in effect (the “JAMS

Rules”), except as modified herein. The arbitration shall be conducted by a panel of three
(3) arbitrators, each appointed in accordance with the JAMS Rules. The seat and place of arbitration shall be New York, New York, and the arbitration proceedings shall be conducted in the English language. The arbitrators shall have the authority to award all monetary, equitable, and injunctive relief available under applicable law and to grant specific performance or injunctive relief without the need for a separate court proceeding. The arbitrators shall also have the authority to allocate all costs of arbitration, including attorneys’ fees, to the non‑prevailing Party, and the Parties agree that the arbitrators shall award reasonable attorneys' fees and costs to the prevailing Party. Judgment on the arbitral award may be entered in any court having jurisdiction thereof. Notwithstanding the foregoing, either Party may apply to any court of competent jurisdiction for temporary, provisional, or emergency injunctive or equitable relief in aid of arbitration, including under Rule 24 of the JAMS Rules, and any such application shall not be deemed incompatible with or a waiver of this agreement to arbitrate. The Parties agree that the arbitration shall be kept confidential, including the existence of the arbitration, all materials submitted during the arbitration, and the arbitral award, except to the extent disclosure is required by law or to protect or pursue a legal right.
Section 7.4 Waiver of Jury Trial. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT, OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) IT MAKES THIS WAIVER VOLUNTARILY, AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.4.
Section 7.5 Entire Agreement. This Agreement, along with the other Transaction Documents (including exhibits, appendices, annexes, and schedules hereto and thereto), embody the complete agreement and understanding among the Parties and supersede and preempt (a) all prior oral or written proposals, representations, term sheets, or agreements, (b) all contemporaneous oral proposals or agreements, and (c) all previous negotiations and all other communications or understandings among the Parties with respect to the subject matter hereof. It is the intent of the Parties that the transactions contemplated by this Agreement and the other Transaction Documents (including appendices, exhibits, and schedules hereto and thereto), taken together, collectively constitute a single, unitary, and indivisible contract.

Section 7.6 Amendment and Waiver. This Agreement may not be amended, modified, or supplemented except by a written instrument executed by each of the Parties. No waiver of any provision of this Agreement shall be effective unless set forth in a written instrument signed by the Party waiving such provision. No failure or delay by any Party in exercising any right, power, or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power, or privilege.
Section 7.7    Assignment.
(a)    Neither Party may assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the other Party; provided, however, that (i) TPG may assign its rights under this Agreement to any Transferee of its Subject Equity without the consent of Compass, and (ii) Compass may assign its right to receive the Subject Equity on exercise of the Put Right to Sotheby’s International Realty, Inc., a Michigan corporation (provided, that any such assignment shall be of such right only and shall not constitute a delegation of any obligations, and following such assignment, Compass shall not be released, discharged or otherwise relieved of any of its obligations under this Agreement, including, but not limited to, its obligation to pay the Sale Price). Any purported assignment in violation of this Section 7.7 shall be null and void.
(b)    Upon TPG’s assignment to Compass of all of TPG’s right, title, and interest in and to the Subject Equity and Compass’s payment in full of the Sale Price, each in accordance with this Agreement, TPG shall, concurrently therewith and pursuant to Section 7.09 of the Purchase Agreement, assign to Compass all of TPG’s rights then existing, in force, and assignable under Article VI (Indemnification) of the Purchase Agreement.
Section 7.8 Successors and Assigns. All covenants and agreements contained in this Agreement shall bind and inure to the benefit of the Parties and their respective heirs, executors, administrators, successors, legal representatives and permitted assigns, whether so expressed or not.
Section 7.9 No Third-Party Beneficiaries. This Agreement is for the sole benefit of the Parties and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person (including, for the avoidance of doubt, Baker, the Company, or any of their respective Affiliates) any legal or equitable right, benefit, or remedy of any nature whatsoever under or by reason of this Agreement.
Section 7.10 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or the effectiveness or validity of any provision in any other jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein or if such term or provision could be drawn more narrowly so as not to be illegal, invalid, prohibited or unenforceable in such jurisdiction, it shall be so narrowly drawn, as to such jurisdiction, without invalidating the remaining terms and provisions of this Agreement or affecting the legality, validity or enforceability of such term or provision in any other jurisdiction.
Section 7.11 Remedies. Each Party shall have all rights and remedies set forth in this Agreement and all rights and remedies which such Person has been granted at any time under any other agreement or contract and all of the rights which such Person has under any applicable law. The Parties agree that irreparable damage would occur if any provision of this Agreement was not performed in accordance with its terms and each Person having any rights under any provision of this Agreement shall be entitled to enforce such rights specifically (without posting a bond or other security), to recover damages by reason of any breach of any provision of this Agreement, and to exercise all other rights granted by law. All such rights and remedies shall be cumulative and non-exclusive, and may be exercised singularly or concurrently.
Section 7.12 Counterparts. This Agreement may be executed in two or more separate counterparts, any one of which need not contain the signatures of more than one Party, but each of which will be an original and all of which together shall constitute one and the same agreement binding on all the Parties. This Agreement and all of the provisions hereof shall be binding upon and effective as to each Person who (i) executes this Agreement in the appropriate space provided in the signature pages hereto notwithstanding the fact that other Persons who have not executed this Agreement may be listed on the signature pages hereto and (ii) may from time to time become a party to this Agreement by executing a counterpart of or joinder to this Agreement.
Section 7.13 Confidentiality. The terms and conditions of this Agreement, including the Sale Price formula and all economic terms, shall be kept strictly confidential by the Parties and shall not be disclosed to any third party (including Baker, the Company, or any of their respective Affiliates, other than Affiliates of the Parties) without the prior written consent of the other Party, except (a) to such Party’s Affiliates, officers, directors, employees, agents, advisors, and representatives who have a need to know such information and who are bound by obligations of confidentiality, (b) as required by applicable law, regulation, or legal process, including filings with the Securities and Exchange Commission, provided that (i) the disclosing Party shall, to the extent legally permissible, provide the other Party with at least three (3) Business Days’ prior written notice of any such required disclosure and a reasonable opportunity to review and comment on such disclosure, (ii) the disclosing Party shall use commercially reasonable efforts to seek confidential treatment or redact the Sale Price formula and all other economic terms disclosed therein and (iii) for the avoidance of doubt, any disclosure by a Party that is not required by applicable law or regulation shall require the prior written consent of the other Party, (c) as necessary in connection with the enforcement of this Agreement, or (d) as otherwise required pursuant to the Transaction Documents.

Section 7.14    No Reliance; No Recourse.
(a)    EACH PARTY, ON ITS OWN BEHALF AND ON BEHALF OF ITS AFFILIATES, ACKNOWLEDGES AND AGREES THAT IT HAS RELIED WHOLLY UPON ITS OWN JUDGMENT, KNOWLEDGE, AND INVESTIGATION, AND THE ADVICE OF ITS COUNSEL, AND THAT IT HAS NOT RELIED UPON OR BEEN INFLUENCED TO ANY EXTENT IN MAKING OR ENTERING INTO THIS AGREEMENT BY ANY REPRESENTATIONS OR STATEMENTS MADE BY THE OTHER PARTY OR ANY OTHER PERSON. NEITHER PARTY, ANY OF ITS RESPECTIVE AFFILIATES, OR ANY OF ITS RESPECTIVE ATTORNEYS OR ADVISORS HAS ANY DUTY TO MAKE ANY DISCLOSURES TO THE OTHER PARTY IN CONNECTION WITH MAKING OR ENTERING INTO THIS AGREEMENT AND EACH PARTY, ON ITS OWN BEHALF AND ON BEHALF OF ITS AFFILIATES, EXPRESSLY DISCLAIMS RELIANCE ON ANY REPRESENTATION OR STATEMENT NOT EXPRESSLY MADE IN THIS AGREEMENT OR OTHER TRANSACTION DOCUMENT IN DECIDING TO ENTER INTO THIS AGREEMENT OR IN ANY OTHER TRANSACTION DOCUMENT. IT IS UNDERSTOOD AND AGREED THAT, IN ENTERING INTO THIS AGREEMENT, EACH PARTY EXPRESSLY ASSUMES THE RISK THAT A FACT NOW BELIEVED TO BE TRUE MAY HEREAFTER BE FOUND TO BE OTHER THAN TRUE, OR FOUND TO BE DIFFERENT IN MATERIAL OR IMMATERIAL RESPECTS FROM THAT WHICH IS NOW BELIEVED, AND THAT THIS AGREEMENT SHALL BE AND WILL REMAIN EFFECTIVE WITHOUT REGARD FOR ANY DIFFERENCES IN FACT, OR DIFFERENCES IN THE PERCEPTION OF FACTS, THAT MAY HEREAFTER BE FOUND. THE PARTIES WAIVE AND DISCLAIM ANY RIGHT OR ABILITY TO SEEK TO REVOKE, RESCIND, VACATE, OR OTHERWISE AVOID THE OPERATION AND EFFECT OF THIS AGREEMENT ON THE BASIS OF AN ALLEGED FRAUDULENT INDUCEMENT, MISREPRESENTATION, OR MATERIAL OMISSION, OR ON THE BASIS OF A MUTUAL OR UNILATERAL MISTAKE OF FACT OR LAW, OR NEWLY DISCOVERED INFORMATION.
(b)    Notwithstanding anything that may be expressed or implied in this Agreement, by its acceptance of the benefits of this Agreement, each Party covenants, agrees, and acknowledges that no Persons other than the other Party shall have any obligation hereunder and that each Party has no rights of recovery hereunder against, and no recourse hereunder or under any documents or instruments delivered in connection herewith shall be had against, any former, current, or future director, officer, agent, Affiliate, manager, assignee, incorporator, controlling Person, fiduciary, representative, or employee of the other Party (or any of their successors or permitted assigns), other than the other Party, whether by or through attempted piercing of the corporate veil, by or through a claim by or on behalf of the other Party against such Persons, or otherwise. For the avoidance of doubt, this Section 7.14 is intended solely for the benefit of each Party and each Party’s non-Party affiliates, directors, officers, and representatives, and nothing in this Section 7.14 shall limit, restrict, or impair in any respect (a) any of each Party’s rights or remedies against the other Party under this Agreement or at law or in equity, or (b) any personal liability of any director, officer, or controlling person of either Party for fraud or willful misconduct.

Section 7.15 Further Action. The Parties agree to execute and deliver all documents, provide all information and take or refrain from taking such actions as may be necessary or appropriate to achieve the purposes of this Agreement.
Section 7.16 COUNSEL. EACH PARTY ACKNOWLEDGES AND AGREES THAT (A) SUCH PARTY HAS BEEN REPRESENTED BY (OR HAS HAD THE OPPORTUNITY TO BE REPRESENTED BY) SEPARATE, INDEPENDENT COUNSEL OF ITS OWN CHOOSING IN CONNECTION WITH THE NEGOTIATION, EXECUTION, AND DELIVERY OF THIS AGREEMENT, (B) AKIN GUMP STRAUSS HAUER & FELD LLP HAS ACTED AS COUNSEL SOLELY TO TPG IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY AND HAS NOT PROVIDED ANY LEGAL ADVICE TO COMPASS OR ANY OF ITS AFFILIATES, DIRECTORS, OFFICERS, EMPLOYEES, OR REPRESENTATIVES, AND (C) EACH PARTY HAS HAD A FULL AND FAIR OPPORTUNITY TO NEGOTIATE THE TERMS OF THIS AGREEMENT. COMPASS HEREBY WAIVES ANY RIGHT TO ASSERT THAT THIS AGREEMENT SHOULD BE CONSTRUED AGAINST TPG AS THE DRAFTER OF THIS AGREEMENT OR ANY PROVISION HEREOF.
Section 7.17 Time is of the Essence. Time is of the essence with respect to the obligations of the Parties under this Agreement, including, without limitation, the obligation of Compass to indefeasibly pay the Sale Price in full in cash on the Closing Date and the obligation of Compass to deliver the Advance Deliveries within the time period specified in Section 3.4.
Section 7.18    Independent Obligation.
(a)    Compass’s obligation to pay the Sale Price and all other amounts owing under this Agreement is an independent, absolute, and unconditional obligation of Compass that (i) is not subject to any defense, setoff, counterclaim, recoupment, abatement, or reduction of any kind, (ii) shall not be released, discharged, diminished, or otherwise affected by any bankruptcy, insolvency, receivership, reorganization, liquidation, dissolution, winding up, or similar proceeding involving Compass, Baker, the Company, or any of their respective subsidiaries or Affiliates, (iii) shall not be released, discharged, diminished, or otherwise affected by any merger, consolidation, Change of Control, sale of all or substantially all assets, or other business combination or restructuring involving Compass, Baker, the Company, or any of their respective subsidiaries or Affiliates, and
(iv) shall not be released, discharged, diminished, or otherwise affected by any action, order, injunction, decree, or proceeding of any Governmental Authority.
(b)    In the event of any bankruptcy, insolvency, or similar proceeding involving Compass, the obligations of Compass under this Agreement shall constitute an allowed claim in the maximum amount permitted by applicable law. Compass acknowledges and agrees that TPG’s claim under this Agreement shall not be subject to subordination, equitable or otherwise, and Compass shall not seek or support any such subordination. If any court or other Governmental Authority issues an order, injunction, or decree that restrains, enjoins, or otherwise prohibits Compass from paying the Sale Price on the Closing Date, Compass shall (i) use its best efforts (at its sole cost and expense) to have such order, injunction, or decree vacated, dissolved, or modified to permit such payment, (ii) promptly notify TPG of such order, injunction, or decree and provide TPG with copies thereof, and
(iii) to the extent permitted by applicable law, pay the Sale Price promptly upon the vacatur, dissolution, or modification of such order, injunction, or decree.
(c)    Without limiting any other provision of this Agreement, Compass shall not, and shall cause its Affiliates not to, (i) voluntarily commence any case, proceeding, or action under any bankruptcy, insolvency, reorganization, or similar law, or seek the appointment of a receiver, trustee, custodian, or liquidator of Compass or any substantial part of its assets, in each case with the intent or effect of avoiding, delaying, or impairing Compass’s obligation to pay the Sale Price, (ii) consent to (or fail to timely contest) the entry of an order for relief in any involuntary case under any bankruptcy, insolvency, or similar law, or (iii) take any action to have this Agreement rejected in any bankruptcy, insolvency, or similar proceeding.
Section 7.19    Successor Obligations.
(a)    The obligations of Compass under this Agreement (including the obligation to pay the Sale Price) shall be binding upon and enforceable against any successor to Compass (whether by merger, consolidation, acquisition, sale of all or substantially all assets, or otherwise), and Compass shall not consummate any merger, consolidation, or sale of all or substantially all of its assets unless the surviving or acquiring entity expressly assumes in writing all of the obligations of Compass under this Agreement, in form and substance reasonably satisfactory to TPG, as a condition precedent to the consummation of any such transaction.
(b)    In the event that Compass proposes to consummate a change of control transaction whereby (i) any Person (including if any person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act), but excluding any employee benefit plan of such Person and its subsidiaries and any Person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), acquires shares of Compass representing more than 40% of the aggregate ordinary voting power for the election of directors represented by the issued and outstanding Equity Interests of Compass (determined on a fully diluted basis but without giving effect to contingent voting rights that have not yet vested), or (ii) all or substantially all of the assets of Compass and its subsidiaries are, directly or indirectly, in one transaction or series of transactions, sold, leased, transferred, conveyed, or otherwise disposed of, whether by asset sale, merger, consolidation or similar transaction (a “Change of Control”)), Compass shall provide TPG with at least sixty (60) days’ prior written notice of the anticipated closing date of such transaction (a “CoC Notice”). Upon receipt of a CoC Notice, TPG shall have the right, in its sole and absolute discretion, but only if the surviving or acquiring entity in such Change of Control fails to execute and deliver to TPG a written instrument of assumption in form and substance reasonably satisfactory to TPG assuming all obligations of Compass under this Agreement, to exercise the Put Right in accordance with this Agreement (and the Closing Date specified in the Put Notice may, at TPG’s election, be no later than the business day immediately preceding the closing of the Change of Control, notwithstanding the ten (10) Business Day notice period otherwise required by the definition of Put Notice) at a Sale

Price that shall be equal to the maximum Sale Price contemplated by this Agreement (i.e., the Sale Price that would have been payable had the Closing Date occurred on or after January 2, 2029).
(c)    In the event of a Change of Control that would trigger any mandatory prepayment, repurchase, acceleration, or put right under any Debt Instrument, Compass shall deliver to TPG, concurrently with the CoC Notice, a written analysis (in reasonable detail) of the impact of such Change of Control on Compass’s (or its successor’s) ability to pay the Sale Price, including a pro forma liquidity analysis giving effect to such mandatory prepayment, repurchase, acceleration, or put right.
(d)    Any Change of Control consummated in violation of this Section 7.19 shall not release, discharge, or otherwise affect the obligations of Compass (or any successor) under this Agreement.
Section 7.20 Acknowledgment of Contractual Validity. Each Party hereby acknowledges and agrees that (a) this Agreement constitutes a valid and binding contract supported by adequate consideration, (b) such Party has read this Agreement in its entirety and understands all of its terms and conditions, (c) such Party has had a full and fair opportunity to negotiate the terms of this Agreement and to consult with independent legal counsel and financial advisors of its own choosing, (d) this Agreement is not unconscionable, the product of duress, or the result of undue influence, and (e) no notarization, acknowledgment, or other formality beyond the execution and delivery of this Agreement by the Parties is required for the validity, binding effect, or enforceability of this Agreement under the laws of the State of Delaware. This acknowledgment is a material inducement to the other Party’s execution and delivery of this Agreement.
[Signature pages follow.]

IN WITNESS WHEREOF, the Parties execute this Agreement, effective as of the date first above written.
COMPASS:

COMPASS, INC.

By: /s/ Scott Wahlers
Name:Scott Wahlers
Title: Chief Financial Officer

IN WITNESS WHEREOF, the Parties execute this Agreement, effective as of the date first above written.
TPG    AG    CREDIT    SOLUTIONS    MASTER FUND III A, L.P.
By: Angelo, Gordon & Co., L.P., as manager or advisor

By:    /s/ Christopher Moore     Name: Christopher Moore
Title:    Authorized Signatory

TPG    AG    CREDIT    SOLUTIONS    MASTER FUND III B, L.P.
By: Angelo, Gordon & Co., L.P., as manager or advisor

By:    /s/ Christopher Moore     Name: Christopher Moore
Title:    Authorized Signatory

TPG AG MAIN STREET PARTNERS MASTER FUND A, L.P.
By: Angelo, Gordon & Co., L.P., as manager or advisor

By:    /s/ Christopher Moore     Name: Christopher Moore
Title:    Authorized Signatory

AG POTOMAC FUND, L.P.
By: Angelo, Gordon & Co., L.P., as manager or advisor

By:    /s/ Christopher Moore     Name: Christopher Moore
Title:    Authorized Signatory

AG CATALOOCHEE, L.P.
By: Angelo, Gordon & Co., L.P., as manager or advisor

By:    /s/ Christopher Moore     Name: Christopher Moore
Title:    Authorized Signatory

TPG AG CENTRE STREET PARTNERSHIP, L.P.
By: Angelo, Gordon & Co., L.P., as manager or advisor

By:    /s/ Christopher Moore     Name: Christopher Moore
Title:    Authorized Signatory

TPG    HYBRID    SOLUTIONS    HOLDING VEHICLE I, L.P.
By: Angelo, Gordon & Co., L.P., as manager or advisor

By:    /s/ Christopher Moore     Name: Christopher Moore
Title:    Authorized Signatory